Exhibit 10.1

Contract to Transfer the Contractual Rights and Obligations

Party A: Wuhan Lianfuda Investment Management Co., Ltd.

Address: Room 1304, Junan Apartment, Dongting Street, Jiang’an District, Wuhan

Party B: Wuhan Kingold Jewelry Co., Ltd.

Address: Te No. 15, Huangpu Science Park, Jiang’an District, Wuhan

Whereas:

1. Party B signed Acquisition Agreement with Wuhan Wansheng House Purchasing Limited on 100% of the stock rights of Wuhan Huayuan Science and Technology Development Limited Company held by Wuhan Wansheng House Purchasing Limited on October 23rd, 2013, in which the aforementioned 100% stock rights was appointed to be purchased by Party B.

2. According to the aforementioned Acquisition Agreement, Party B shall purchase the aforementioned 100% stock rights, and meanwhile authorize Wuhan Wansheng House Purchasing Limited to build the Shanghai Creative Industry Park Project.

3. According to the aforementioned Acquisition Agreement, the stock right transfer fee and the construction fees (Lump sum price) are totally RMB 1 billion (including the construction fees RMB 20 million).

4. At present, Party B has paid a total of RMB 640 million for the share acquisition fees and the construction fees while Wuhan Wansheng House Purchasing Limited has transferred 60% of the stock rights of Wuhan Huayuan Science and Technology Development Limited Company to Party B.

5. The project progress of Shanghai Creative Industry Park Project constructed by Wuhan Wansheng House Purchasing Limited is as following: the project has been completed and the inspection and acceptance of the elevators, firefighting and civil air defense has also been finished. The project is in the process of final inspection, acceptance and filing for the record.

Now therefore, Party A intends to take over all the rights and obligations of Party B in the aforementioned Acquisition Agreement. Through equal and friendly negotiation of the two parties, they have reached the following agreement in witness whereof each party to comply with:

I. Party B shall transfer all the rights and obligations in the aforementioned Acquisition Agreement, which was signed with Wuhan Wansheng House Purchasing Limited, to Party A. Party A agrees to receive all the rights and obligations in the aforementioned Acquisition Agreement.

II. After this agreement comes into force, Party A shall not only enjoy all the contractual rights and pay corresponding contractual rights transfer fees, but also comply with the payment obligation according to the payment amount and payment method stipulated in the Acquisition Agreement.

III. On the day that this agreement is signed, Party A shall pay a total of 640 million for the share acquisition fees and the construction fees to Party B, which has been paid by Party B.

Party B shall transfer the funds belonging to Wuhan Huayuan Science and Technology Development Limited Company to the account of Wuhan Huayuan Science and Technology Development Limited Company.

Within fifteen days after the agreement comes into force, Party A shall pay RMB 500 million for contractual rights transfer fees to Party B. As soon as receiving the transfer fees, Party B shall help Party A transfer and register the 60% of the stock rights held by Party B of Wuhan Huayuan Science and Technology Development Limited Company to Party A.

IV. Party B shall guarantee all the materials provided to Party A when signing the agreement are true and lawful, including but not limited to the contract and related materials of Party B purchasing the 100% stock rights, the evidence of payment of the share acquisition fees and construction fees paid by Party B; the financial situation, the production and operation situation, the industrial and commercial registration situation, the project development situation, the tax payment of Wuhan Huayuan Science and Technology Development Limited Company, as well as the external guaranty situation of both the company and the shareholders.

V. Both parties promise and guarantee the contract was signed according to both parties’ true meaning, and there are no misrepresentations or obviously unfair situation.

VI. After the agreement comes into force, both parties will voluntarily comply with the provisions on the confidential issues stipulated in the aforementioned Acquisition Agreement.

VII. After the agreement comes into force, both parties shall perform all the contractual obligations according to this agreement and the aforementioned Acquisition Agreement. The party who breaks the contract shall bear the corresponding liability for breach of contract and compensate for all the economic loss of the complying party.

VIII. Matters not covered in this agreement shall be settled through friendly negotiation between the parties. If negotiation fails, either party can file a law suit to a competent people’s court where the contract was signed.

IV. The agreement shall come into force as soon as the both parties sign or sealed and get the written permission or confirmation of each party of the aforementioned Acquisition Agreement.

X. The agreement is signed in Jiang’an District, Wuhan.

XI.  The agreement is in quadruplicate, with equal legal effect, and both parties of the agreement hold two copies.

----No text----

Party A (Seal):

Date: June 27, 2016

Party A (Seal):

Date: June 27, 2016